Exhibit 99.2

Consent to be Named as a Director Nominee

Consent to be Named as a Director Nominee In connection with the filing by Compass Digital Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Compass Digital Acquisition Corp. in the Registration Statement and any and all amendments and supple ents thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendrnents thereto.

Dated:      September 13, 2021

/s/ Deborah C. Hopkins
Deborah C. Hopkins